March 24, 2011

Mr. Rick Jensen

[Address]

Dear Rick:

On behalf of Constant Contact, Inc. (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1. Employment. You will be employed, effective May 2, 2011 (the “Effective Date”), to serve in the position of Senior Vice President, Chief Sales and Marketing Officer of the Company, reporting to the Chief Executive Officer. You will be an exempt employee. During the period of your service, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You shall have all of the customary authority and duties associated with your position. Notwithstanding the foregoing, nothing contained herein shall preclude you from: (a) serving on the boards of directors of other companies or organizations, including not-for-profits, with the approval of the Chief Executive Officer or the Board of Directors of the Company, such approval not to be unreasonably withheld; (b) investing in and managing your personal passive investments; or (c) pursuing your personal, financial and legal affairs, provided that such activity does not interfere with the performance of your obligations under this letter.

2. Compensation. Your base rate of compensation (or base salary) will be $15,833.33 per semi-monthly pay period (which is equivalent to approximately $380,000 annually), less all applicable federal, state and local taxes and withholdings, to be paid in accordance with the Company’s standard payroll practices. Such base salary may be adjusted in the sole discretion of the Compensation Committee of the Board of Directors.

3. Variable Compensation. You will be eligible for variable compensation payments according to the Constant Contact 2011 Executive Cash Incentive Bonus Plan (the “2011 Bonus Plan”) as defined for you by the Compensation Committee of the Board of Directors. This plan defines specific quarterly Company financial targets and customer satisfaction targets set by the Compensation Committee. The financial targets for the first half of 2011 have been established by the Compensation Committee. The financial targets for the second half of 2011 will be established by the Compensation Committee at the time the Board of Directors approves the Company’s second half 2011 budget. The customer satisfaction targets for 2011 have been established by the Compensation Committee. All targets may be adjusted by the Compensation Committee as the needs of the business dictate. The Compensation Committee will make all determinations as to whether any such objectives have been met. For 2011, you will be eligible for an annualized target bonus of $250,000.00, which will be prorated to reflect the actual number of days that you are employed during the year (the “Prorated Bonus”). To the extent that the performance targets are achieved, you will receive your Prorated Bonus based on the weighting of metrics (each as defined in the 2011 Bonus Plan) below.

Metric	Weight
QRG	60%
Adjusted EBITDA Margin	15%
Customer Satisfaction	25%
Total	100%

You will be eligible to receive your Prorated Bonus quarterly with the target payouts by quarter set forth below.

Metric	Q1[1]	Q2	Q3	Q4	Total
QRG	15%	15%	15%	15%	60%
Adjusted EBITDA Margin	3.75%	3.75%	3.75%	3.75%	15%
Customer Satisfaction	6.25%	6.25%	6.25%	6.25%	25%
Total	25%	25%	25%	25%	100%

For 2011, you will be guaranteed a minimum bonus payment of 75% of your Prorated Bonus. You will receive the portion of your Prorated Bonus actually earned under the 2011 Bonus Plan for each quarter and, in addition to the amounts earned under the 2011 Bonus Plan for each quarter of 2011, you will also be paid the difference, if any, between the amounts actually paid to you under the 2011 Bonus Plan and 75% of your Prorated Bonus for such quarter. You must be employed by the Company on the date the quarterly bonuses are paid to executives in order to be eligible to receive your bonus. You acknowledge receipt of the 2011 Bonus Plan.

1 No quarterly bonus will be received for the first quarter of 2011 to the extent the Effective Date is after March 31, 2011.

4. Benefits. You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time to the same extent generally available to similarly situated employees of Company, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include: participation in group medical and dental insurance programs, term life insurance, long-term disability insurance, participation in the Company’s 401(k) plan and free indoor parking. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

5. Severance Benefits. You shall be entitled to enter into the Company’s standard form of Executive Severance Agreement for its executive officers, a copy of which is enclosed with this letter (the “Severance Agreement”). Under the terms of the Severance Agreement, which will not become effective until signed by the Company, if your employment with the Company is terminated by the Company without “Cause” or by you for “Good Reason” (each as defined in the Severance Agreement), and you comply with your obligations thereunder, you will be eligible to receive the severance benefits set forth therein.

6. Indemnification Agreement. You shall be entitled to enter into the Company’s standard form of Indemnification Agreement for its directors and officers, a copy of which is enclosed with this letter (the “Indemnification Agreement”). Under the terms of the Indemnification Agreement, which will not become effective until signed by the Company, the Company will indemnify you to the fullest extent permitted by law for certain claims arising in your capacity as an officer of the Company, as set forth therein.

7. Vacation. You shall be eligible for a maximum of 20 days of vacation per calendar year, subject to pro-ration to your date of hire. The number of vacation days for which you are eligible shall accrue at a monthly rate during any month that you are employed during such calendar year. In accordance with current Company policy, in the event that available vacation time is not used by the benefit year, employees may carry unused time (maximum of 5 days) forward to the next calendar year. The Company’s vacation policy may be changed by the Company at any time and from time to time without advance notice.

8. Stock Incentive Program. You will be eligible to participate in the Company’s stock incentive program. Subject to approval by the Compensation Committee, the Company will grant to you a stock option to purchase 80,000 shares of the Company’s Common Stock. This option will be subject to a vesting schedule and no further vesting will occur under any circumstances after any termination of your employment, regardless of the circumstances relating to such termination and regardless of whether such termination is effected by the Company or by you. This option will vest (i.e., become exercisable) as to 25% one year after the Effective Date and thereafter at a rate of 6.25% of the total share amount per quarter for each of the 12 quarters thereafter, subject to your continued employment by the Company. In addition, subject to approval by the Compensation Committee, the Company will grant to you 6,667 restricted stock units (“RSUs”) subject to a vesting schedule as follows: 25% will vest one year after the Effective Date and thereafter at a rate of 6.25% of the total share amount per quarter for each of the 12 quarters thereafter, subject to your continued employment by the Company.

Similar to your stock options, no further vesting of your RSUs will occur under any circumstances after any termination of your employment, regardless of the circumstances relating to such termination and regardless of whether such termination is effected by the Company or by you. In the event that there is a change of control of the Company, then 50% of the stock option and the RSUs (collectively, the “awards”) that are unvested as of the effective time of the change of control will vest immediately prior to such effective time. In addition, in the event that your employment is terminated within the one-year period following such change of control without cause, then the remaining unvested balance of your awards shall vest as of the date of termination. The exercise price for your stock option will be equal to the fair market value of a share of Common Stock on the date of grant of the option as determined by the Compensation Committee. The awards will be issued pursuant to the Company’s current stock incentive plan and will be subject to all of the terms and conditions set forth in such plan and the agreements covering the awards, which must be executed by you and the Company (such execution may be done electronically) to effect the grant of any award. “Cause” and “change of control” will be as defined in your award agreements.

9. At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized officer of the Company that expressly states the intention to modify the at-will nature of your employment.

10. Relocation Benefits. You will receive the following relocation benefits commencing on the Effective Date:

•

A monthly living expense/travel allowance of $7,500.00 per month (the “Monthly Living Expense/Travel Allowance”) until the earlier of (a) the date of your permanent relocation to Massachusetts (the “Relocation”) and (b) six months from the Effective Date (such period, the “Relocation Period”), to be used for temporary housing and travel expenses to and from Massachusetts from your current residence by you and/or members of your immediate family. In the event the Relocation occurs prior to the date that is six months from the Effective Date and other than on the last day of a month, you will be entitled to a prorated allowance for the final month. The Monthly Living Expense/Travel Allowance is payable on the last day of each calendar month.

•

A general relocation expense allowance of up to $75,000.00 to be used for ordinarily reimbursable expenses related to your Relocation. The Company will promptly reimburse you for any amounts owed under this paragraph following receipt of a valid receipt. Within sixty (60) days following the end of the Relocation Period, the Company will pay you the difference, if any, between any amounts the Company reimbursed to you under this paragraph and $75,000.00 in the form of regular cash compensation.

•	A furniture and household goods moving allowance of up to $30,000.00 for the purpose of moving your furniture and other household goods from California to Massachusetts.

To the extent practicable (and following receipt of written consent from the Company), you may have the vendor invoice the Company and the Company will pay it directly. Otherwise, the Company will promptly reimburse you for any amounts owed under this paragraph following receipt of a valid receipt.

For the avoidance of doubt, the foregoing is the maximum amount the Company will pay in connection with your living and moving expenses prior to your Relocation, including, without limitation, any additional taxes that may be owed in connection therewith and any costs (or losses) associated with sale of your house in California or purchase of a house in Massachusetts. Furthermore, in the event the Relocation occurs following the end of the Relocation Period, you will not be entitled to any further payments hereunder. If you terminate your employment with the Company within one year of the Effective Date, you will repay the Company all amounts received by you under this Section 10. The Company shall have the right to offset any amounts owed to it under this Section 10 from any amounts still owed to you following your date of termination.

11. Invention, Non-Disclosure and Non-Competition Agreement. As a condition of your employment, you will be required to execute the Company’s Invention, Non-Disclosure and Non-Competition Agreement, a copy of which is enclosed with this letter. The non-competition period shall cover the period of your employment and 12 months thereafter.

12. Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

13. Fair Credit Reporting Act Employment Check. You will be required to execute authorizations for the Company to procure consumer reports and investigative consumer reports and to use them in conducting background checks as a condition to your employment. The Company may obtain reports both pre-employment and from time to time during your employment with the Company, as necessary.

14. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

15. Confidentiality. You agree to hold the terms and provisions of this letter in the strictest confidence and not to disclose such terms or provisions to any third party, employer, person or entity (including, without limitation, any other employee of the Company) without the prior written authorization of the Board of Directors. Notwithstanding the foregoing, you may disclose this letter, and the terms and provisions hereof, to your accountants, lawyers and other advisors who have a need to know, as well as to any governmental entities, or in connection with any court proceedings, where such disclosure is required.

16. Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter or the subject matter hereof.

17. Amendment. No provisions of this letter may be modified, waived, or discharged except by a written document signed by you and a duly authorized Company officer. A waiver of any conditions or provisions of this letter in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

18. Notices. For all purposes of this letter, all communications, including but not limited to notices, consents, request or approvals, required or permitted to be given under this letter will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt confirmed) (if sent during normal business hours; otherwise, if after business hours, then on the next business day), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to you at your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19. Successors. This letter shall be binding upon any entity that acquires all or substantially all of the assets or outstanding capital stock (by merger or otherwise) of the Company.

20. Validity. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.

21. Counterparts. This letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

22. Entire Agreement. This letter represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

[Remainder of Page Intentionally Left Blank.]

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me in the attached envelope along with the signed Invention, Non-Disclosure and Non-Competition Agreement. If you do not accept this offer by 5 p.m. on March 31, 2011, this offer will be revoked.

Constant Contact, Inc.

By:	/s/ Robert D. Nicoson

The foregoing correctly sets forth the terms of my at-will employment by the Company.

/s/ Rick Jensen	Date:	3/31/2011
Rick Jensen

Enclosures:	Invention, Non-Disclosure and Non-Competition Agreement 2011 Executive Cash Incentive Bonus Plan Form of Executive Severance Agreement Form of Indemnification Agreement

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